LICENSE AGREEMENT


In Lima, on January 2 of 1999, between Tepual S.A. represented by Max Rutman Soubbotnick C.I. 4335394 address General Ekdhal 159 La Recoleta, Santiago Chile and Biosur S.A.C. represented by Sergio Zamora Munoz C.E. N-83679 Peru, both with addresses in Los Calderos 208 Ate- Vitarte, Lima Peru, agree on the present License Agreement.

First: Tepual S.A. has developed and is sole owner of poultry vaccines named as follows:

         - Infectious Bronchitis with two different pathologic presentations
         -        Hepatitis with body inclusion
         -        Infectious Coriza
         -        Enteritis Salmonella and its combinations
         -        Other vaccines combinations

Second: Biosur S.A.C. is a business dedicated to the manufacturing and marketing of veterinary products in Peru, equipped with the infrastructure, proper technical personnel and the necessary Peruvian permits.

Third: Tepual has authorized Biosur S.A.C. to manufacture and market in Peru all the vaccines mentioned in the first clause, according to the specifications and manufacturing techniques provided by Tepual excepting the restrictions by the eighth clause or any other conditions which may cause Tepual to modify, restrict or suspend this agreement.

Fourth: The present agreement allows Biosur S.A.C. to manufacture and market the products in Peru, Bolivia and Ecuador.

Fifth: This agreement includes the free technical support of Tepual S.A. to Biosur S.A.C., excluding traveling costs such as airline tickets, hotels, meal and transportation.

Sixth: The royalty to be paid for this license will be 13% of the gross sales of Biosur S.A.C., of which Biosur, S.A.C. will give monthly sales statements to Tepual and pay the amount due in no more than 120 days from the invoice day.

Seventh: This agreement does not have a written term.

Eighth: Without prejudice to the previous clause, this agreement will be void in case of:

         -        Repeated delays on the royalties payment
         -        Manufacturing without observing the Tepual standards
         -        Tepual failing to give technical support


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Ninth: Additionally Biosur S.A.C. acknowledges Tepual's right to control and inspect the vaccine production and reject any production which is not in accordance with Tepual standards. In case of defective production of three consecutive periods this agreement will be terminated.

Tenth: Biosur S.A.C. is committed to keep confidential the manufacturing methods of Tepual vaccines.

Eleventh: Tepual recognizes Biosur S.A.C. rights to implement new techniques regarding the production of the vaccines and any other new vaccines developed from this agreement will become part of the present agreement.

Twelfth: Biosur S.A.C. has the right to apply for a free pathology diagnosis for any diseases related to the vaccines. Biosur S.A.C. will submit samples for the analysis.

Thirteenth: Any possible disagreement will be resolved at first by an arbitrator designated by common agreement.


Be in agreement and sign by

/s/ Max Rutman Soubbotnick                   /s/ Sergiop Zamora Munoz
--------------------------                   ------------------------
Max Rutman Soubbotnick                       Sergio Zamora Munoz
pp Tepual S.A.C.                             pp Biosur S.A.C.



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